Exhibit 99.1

Dear Shareholders,

As we recently disclosed in a press release and 8-K filing, Bank Pembangunan Malaysia Berhad (BPMB) asserted its rights under the terms of a loan agreement it had with Alpha Biologics and appointed a Receiver and Manager in order to recover the value of its loan. Alpha had taken on these loans prior to its merger with Viropro; previous management had suspended payments of the principal and interest. Upon assuming control of Viropro, we reached out to BPMB for the purpose of negotiating a restructuring of the loans. We initially shared with BPMB an overview of our strategic plans for Viropro and followed that up with an in-person meeting in Kuala Lumpur in August. At that meeting, we also shared with BPMB our preliminary assessment of the impact of the recent vandalism incidents and advised them that we were attempting to determine the full scope of that damage. We were asked by BPMB staff to meet with Penang Development Corporation (PDC), the owner of the land under the building, in order to facilitate a coordinated solution among Alpha’s creditors. We were assured by BPMB that we would have 30 days to present a more formal plan for restructuring.

We were quite surprised by BPMB’s precipitous action with regard to the appointment of a Receiver and Manager, as we had been in active discussions both with BPMB and PDC. BPMB has cited the Companies Act of Malaysia, which allows, in certain cases, a secured creditor to appoint a Receiver and Manager without a court order. Regardless of the legal basis asserted by BPMB, we believe that their course of action is ill-advised and represents an act of bad faith. By interrupting our recovery plan and precluding the participation of our management team in a work-out, we believe that BPMB’s actions will profoundly diminish the value of the Alpha Biologics asset for all parties concerned – themselves, PDC, Alpha’s other creditors and Viropro.

The failure of previous management to maintain adequate insurance coverage, pay the utilities bills and keep the building secure has resulted in a loss of value. We cannot determine the full scope of that loss without access to the building, but it would be our view that the facility would be of limited value to anyone but us. It was built to support Alpha’s strategic plan, and it was constructed under the supervision of Alpha personnel, who have a great deal of knowledge and appreciation for its capacity. Unless BPMB or its Receiver and Manager had identified a buyer for the building prior to its seizure, we do not believe that the Receiver and Manager will be successful either in salvaging the equipment or in finding an entity that will wish to acquire the building on an “as is” basis. As we advised BPMB management in our meeting in Kuala Lumpur, the market for used and damaged equipment is very limited, even in countries with much more extensive biotechnology and pharmaceutical infrastructure. There are substantial costs in assessing the utility of the equipment, not to mention decontamination, transportation and recalibration. It is very unlikely that more than a small fraction of the loans can be recovered. The Bank’s course of action will almost certainly deprive other creditors of the ability to recover their claims, an outcome that could have been avoided had BPMB negotiated with us in good faith.

Since Viropro is a creditor of Alpha by virtue of inter-company loans, we have communicated to the Receiver and Manager to assert our legitimate claims. Spring Hill Bioventures, our largest single shareholder, is also a creditor of Alpha, having advanced the company substantial sums since its inception, including emergency payments for the maintenance of security guards and for providing temporary power. We intend to participate in the process initiated by the Receiver and Manager to make sure that our rights are protected.

BPMB’s unwarranted seizure of Alpha has substantially reduced the value of Viropro, but by virtue of that seizure, BPMB’s appointed Receiver and Manager is now responsible for dealing with all of that company’s creditors, including but not limited to the claims made by former employees for unpaid wages, unpaid rent, overdue utility bills and the amortization of the tenant improvements advanced by PDC. Sorting out those claims through this procedure is similar in some respects to an organized restructuring under bankruptcy protection. Shifting that responsibility to the Receiver and Manager should be less complicated and less costly for Viropro than having Alpha negotiate a restructuring itself.

While the resolution of the Alpha situation is pending, our management team has embarked on a strategic review of Viropro. We are continuing with a process begun earlier this summer to identify partners and collaborators for manufacturing biopharmaceuticals in Malaysia. The uncertainty around Alpha created by BPMB will have a chilling impact on some of those discussions. However, there remain abundant opportunities for us to create value for Viropro’s shareholders, and we are committed to that objective.

A number of Viropro shareholders have contacted me for information regarding next steps. As this continues to be a fluid and somewhat delicate situation, my ability to provide specific answers is constrained until we have completed our work. We are also prevented by securities regulations from making selective disclosures and from speculating about future events. I am very sorry for the obvious frustration and hope you will understand the situation.

Over the course of the coming weeks, as the situation in Penang crystalizes and the results of our strategic reassessment are available, we will share news with you to the extent we can. In the interim, please do feel free to contact me with your suggestions and concerns, knowing that I may not be able to do much more than acknowledge your correspondence.

Sincerely,

Bruce Cohen

Chairman, Board of Directors